PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-36480
(To Prospectus dated March 15, 2011)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Regional Bank HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 15, 2011 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Regional Bank HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Bank of America Corporation	BAC	27.7650	NYSE
Bank of Montreal1	BMO	0.7542	NYSE
The Bank of New York Mellon Corporation	BK	14.0000	NYSE
BB&T Corporation	BBT	10.0000	NYSE
Comerica Incorporated	CMA	5.0000	NYSE
Fifth Third Bancorp	FITB	13.5000	NASDAQ GS
JPMorgan Chase & Co	JPM	43.5600	NYSE
KeyCorp	KEY	13.0000	NYSE
Northern Trust Corporation	NTRS	7.0000	NASDAQ GS
Piper Jaffray Companies	PJC	0.5683	NYSE
PNC Financial Services Group, Inc.	PNC	9.7056	NYSE
Regions Financial Corporation	RF	9.5688	NYSE
State Street Corporation	STT	10.0000	NYSE
SunTrust Banks, Inc.	STI	9.0000	NYSE
Synovus Financial Corp.	SNV	8.0000	NYSE
U.S. Bancorp	USB	56.8300	NYSE
Wells Fargo & Company	WFC	56.1631	NYSE

1 On July 5, 2011, the merger of Marshall & Ilsley Corporation with Bank of Montreal became effective.  As a result, Bank of Montreal will replace Marshall & Ilsley Corporation as an underlying constituent of the Regional Bank HOLDRS Trust.  In connection with the merger, Marshall & Ilsley Corporation shareholders will receive 0.1257 shares of Bank of Montreal for each share of Marshall & Ilsley Corporation.  The Bank of New York Mellon will receive 0.7542 shares of Bank of Montreal for the six shares of Marshall & Ilsley Corporation per 100 share round-lot of Regional Bank HOLDRS that it had held prior to the merger.  Effective July 6, 2011, 0.7542 shares of Bank of Montreal will be required for creations/cancellations per 100 share round-lot of Regional Bank HOLDRS instead of six shares of Marshall & Ilsley Corporation.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is July 12, 2011.